Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of April 2016, by and between Hilton Worldwide, Inc. (the “Company”), and Thomas J. Baltimore, Jr. (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to be employed by the Company, subject to the terms and provisions of this Agreement and in contemplation of a corporate restructuring intended, among other things, to transform the Company into a real estate investment trust (the “Spinoff”).

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth on Appendix A, attached hereto.

Section 2. Acceptance and Term of Employment.

(a) The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on May 16, 2016 (the “Initial Commencement Date”) and continue until the fourth anniversary of the Initial Commencement Date, unless earlier terminated as provided in Section 7 hereof (the “Term of Employment”); provided that, on such fourth anniversary and on each anniversary thereof thereafter (each, an “Extension Date”), the Term of Employment shall be automatically extended for an additional one-year period unless at least ninety (90) days prior to a given Extension Date, the Company or Executive delivers a written notice to the other party that the Term of Employment shall not be so extended.

(b) Company Nonrenewal. The Company may terminate this Agreement (subject to the continued applicability of certain provisions of this Agreement as provided in Section 21) by delivering to Executive the written notice of non-renewal as contemplated by Section 2(a) hereof (such termination, a “Company Nonrenewal”). A Company Nonrenewal shall be deemed to constitute termination without Cause as of the date of such notice for purposes of Section 7.

(c) Executive Nonrenewal. Executive may terminate this Agreement (subject to the continued applicability of certain provisions of this Agreement as provided in Section 21) by Executive’s delivery to the Company of the written notice of nonrenewal as contemplated by Section 2(a) hereof (such termination, an “Executive Nonrenewal”). An Executive Nonrenewal will constitute a voluntary termination of employment by Executive unless Executive follows the procedures for Good Reason. If such voluntary termination by Executive is for Good Reason, then the nonrenewal notice shall include the Notice of Termination.

(d) Notwithstanding the foregoing and for the avoidance of doubt, if Executive continues employment with the Company following the expiration of the Term of Employment (whether due to a Company Nonrenewal or an Executive Nonrenewal), such employment shall constitute “at will” employment and may be terminated at any time by either party upon written notice and, notwithstanding Section 21 hereof, the provisions of Section 7 shall not apply to such “at-will” employment and no longer be of further force or effect.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. From the Initial Commencement Date through the date that the Spinoff is completed (the “Spinoff Date”), Executive shall be employed and serve as Executive Adviser-Real Estate of the Company and shall have such duties and responsibilities commensurate with such title and as the Company’s Chief Executive Officer (before the Spinoff) shall designate from time to time. Beginning with the Spinoff Date and during the remainder of the Term of Employment, Executive shall be employed and serve as the Chief Executive Officer and President of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title and as the Board may designate from time to time. Executive shall at all times after the Spinoff Date be the highest ranking officer of the Company and shall report exclusively to the Board and/or such committees thereof as the Board may designate. In addition, on and after the Spinoff Date, Executive shall be appointed to serve as a director on the Board and, at each annual stockholders meeting during the Term of Employment, shall be nominated for re-election to the Board, in each case to the extent not inconsistent with the fiduciary duties of the Board in making such appointment and renomination. If requested by the Company, Executive also agrees to serve as the chief executive officer and/or director of any other member of the Company Group, in each case without additional compensation. Executive shall be based at the Company’s corporate headquarters in McLean, Virginia, unless and until the corporate headquarters are moved to another location, which will then be the location where Executive is based.

(b) Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of the entities listed on Schedule I hereto, charitable organizations or, with the prior written consent of the Board following a recommendation from the Nominating and Governance Committee of the Board, of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) must not violate the restrictions referenced in Section 9 hereof and shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4. Compensation.

During the Term of Employment, Executive shall be entitled to the following compensation:

(a) Base Salary. Executive shall initially be paid a salary of $38,461.54 per biweekly pay period, payable in accordance with the regular payroll practices of the Company, and annualizing to $1,000,000 (the “Base Salary”). No less frequently than annually, Executive’s Base Salary shall be reviewed by the Compensation Committee who may (but is not obligated to) adjust such Base Salary in its sole discretion; provided that Base Salary shall not be decreased. Any such increased Base Salary shall be Executive’s “Base Salary” for all purposes under this Agreement.

(b) Annual Bonus. During the Term of Employment, Executive shall be eligible to earn an annual bonus award (the “Annual Bonus”) based on the achievement level (threshold, target or maximum) of performance objectives adopted by the Compensation Committee within the first three months of each fiscal year during the Term of Employment (it being understood that such performance objectives and targets generally will correspond to those established for other members of senior management). During each fiscal year, the minimum bonus payable to Executive if the threshold performance objectives are achieved will be 75% of Executive’s Base Salary, the target bonus will be 150% of Executive’s Base Salary (which number is the “Target Annual Bonus”) if target performance objectives are achieved and the maximum bonus payable to Executive will be 225% of Base Salary if maximum performance objectives are achieved. For fiscal year 2016, the actual bonus will be pro-rated based on the Initial Commencement Date and portion of the fiscal year Executive is employed with the Company, and will be based on discretionary performance objectives and achievement levels as approved by the Compensation Committee. The Annual Bonus shall otherwise be subject to the terms and conditions of the Annual Bonus Plan. Any earned Annual Bonus for a fiscal year shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to Executive’s continuous employment through the applicable performance period, but in no event later than the 15th day of the third month following the close of such fiscal year.

(c) Annual Equity Awards. During the Term of Employment, (i) Executive will be eligible to participate in the long-term equity incentive plan(s) adopted by Hilton Worldwide Holdings, Inc. (the “Current Parent”) (before the Spinoff Date) or the Company (effective on and after the Spinoff Date) from time to time, including without limitation, under the Hilton Worldwide Holdings, Inc. 2013 Omnibus Incentive Plan (as applicable, the “Equity Plan”) and (ii) commencing in fiscal year 2016 and for each fiscal year thereafter, Executive shall be entitled to receive a long-term equity award with a target value equal to $3,500,000 (based on grant date fair market value of the applicable public company’s common stock (“Common Stock”) underlying such awards) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise in accordance with the applicable public company’s Equity Award Grant Policy, in effect from time to time. Within ninety (90) days following the Initial Commencement Date, one-half of the initial grant will be made in the form of restricted stock units that will vest in equal installments on the three following anniversaries of the date of grant, provided Executive remains employed by the Company on such dates. At the first regularly scheduled meeting of the Compensation Committee of the Company after the Spinoff Date and subject to approval by such committee, the remaining one-half of the initial grant will be made in the form of performance share units, which may be earned from 0 to 200% of the target number of units, based on the Company’s relative total shareholder return performance versus the FTSE NAREIT Lodging/Resorts Index over a three (3) year performance period following the Spinoff Date. As promptly as practicable (and, in no event less than 2.5 months) following the last day of the performance period, the Compensation Committee of the Company shall determine whether the performance conditions have been satisfied and any performance share units with respect to which the performance conditions have been satisfied shall become vested as of the last day of the performance period, provided Executive remains employed by the Company on such date.

(d) Sign-On Restricted Stock Grant. Within ninety (90) days following the Initial Commencement Date, Executive shall receive a one-time grant (the “Sign-On Restricted Stock Unit Grant”) of restricted stock units with respect to Common Stock with a value on the grant date equal to $6,750,000. The Sign-On Restricted Stock Unit Grant shall vest in four installments, 40% on December 15, 2016, and 20% annually in the three following anniversaries of the date of grant, provided Executive remains employed by the Company through such dates.

(e) Effect of Change in Control. For avoidance of doubt, the Spinoff shall not be deemed as Change in Control for the purposes of this Section 4(e). Upon the occurrence of a Change in Control, a pro-rated portion of the number of unvested performance shares and performance share units previously granted will immediately vest based on actual performance through the most recently completed fiscal quarter, or, if performance is unable to be calculated, at target. Proration will be based on the number of days in the applicable performance period prior to the closing of the Change in Control relative to the number of the days in the full performance period.

(f) Effect of Spinoff on Equity Compensation. Executive acknowledges that the equity compensation he holds or has been promised as of the Spinoff will be adjusted in accordance with the Spinoff in a manner comparable to that for similarly situated senior executives who remain employed by the Company after the Spinoff.

Section 5. Employee Benefits; Vacation.

(a) During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement, annual leave and time-off, and other benefits provided generally to similarly situated executive officers of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executive officers of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(b) Notwithstanding anything to the contrary in Section 5(a), during the Term of Employment, Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be usable in accordance with Company policy, as in effect from time to time; provided that for fiscal year 2016, Executive’s annual paid vacation shall be prorated based on the Initial Commencement Date and portion of the fiscal year Executive is employed with the Company.

Section 6. Reimbursement of Expenses.

(a) Business Expenses. Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company’s policies, as in effect from time to time.

Section 7. Termination of Employment.

(a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, other than the requirements of Section 12 hereof, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 7 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b) Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i) The Accrued Rights;

(ii) Subject to satisfaction of the applicable performance objectives applicable under the Annual Bonus Plan for the fiscal year in which such termination occurs, an amount equal to (A) the Annual Bonus that Executive would otherwise have been entitled to receive under the Annual Bonus Plan (based on actual achievement of applicable performance objectives) had no such termination occurred, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the date of such termination and the denominator of which is 365 (the “Pro Rata Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the 15th day of the third month following the last day of the fiscal year in which such termination occurred;

(iii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any time-based restricted stock awards previously granted; and

(iv) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any stock options previously granted; and

(v) Accelerated vesting of pro-rated portion of the target number of unvested performance shares and performance share units previously granted (irrespective of performance). Proration will be based on the number of days in the applicable performance period prior to the Termination Date relative to the number of the days in the full applicable performance period.

Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause.

(i) The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clauses (i), (ii), (vi) or (vii) of the definition of Cause, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

A termination of employment of Executive shall not be deemed to be for Cause unless and until the Board has taken an action by the affirmative vote or consent of not less than a majority of the entire membership of the Board (not including Executive) in which the Board identifies the conduct of Executive constituting grounds for Cause, as described in one or more of the clauses of Section (f) of Appendix A hereof, and specifies the particulars thereof in reasonable detail.

(ii) In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to the Accrued Rights. Following such termination of Executive’s employment for Cause, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) and Executive complies with Section 7(g) hereof, Executive shall be entitled to:

(i) The Accrued Rights;

(ii) An amount equal to 2.99 multiplied by the sum of (x) Base Salary and (y) the Target Annual Bonus, such amount to be paid in a lump sum as provided under (g) or such later date as Section 13 may provide;

(iii) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any time-based restricted stock awards previously granted; and

(iv) Fully accelerated vesting and immediate lapse of restrictions on the unvested portion of any stock options previously granted; and

(v) Accelerated vesting of pro-rated portion of the target number of unvested performance shares and performance share units previously granted (irrespective of performance). Proration will be based on the number of days in the applicable performance period prior to the Termination Date relative to the number of the days in the full performance period (provided that the acceleration will not be reduced for proration if the termination without Cause or termination for Good Reason occurs within twelve (12) months following the closing of a Change in Control); and

(vi) Subject to Executive’s election of COBRA continuation coverage under the Company’s group health plan, payment, on the first regularly scheduled payroll date of each month during the twelve months following the Date of Termination (the “Coverage Period”), of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage; provided, that the payments described in this clause (v) shall cease earlier than the expiration of the Coverage Period in the event that Executive becomes eligible to receive any health benefits as a result of subsequent employment or service during the Coverage Period and provided further that the Company may end its payment of premiums earlier (but not Executive’s eligibility for COBRA) if it reasonably determines that applicable laws or regulations are likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other medical plan participants or to Executive (beyond, if taxable to Executive, the tax to him on the amount of the premiums).

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of the Restrictive Covenants contained in Appendix B attached hereto. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 7(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Accrued Rights and the Severance Benefits. For purposes of this Section 7(d), if the Spinoff does not occur on or before December 31, 2017, the Company will terminate Executive’s employment and treat such termination as termination without Cause.

(e) Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of Executive’s knowledge (whether actual or constructive, including, without limitation, knowledge that Executive would have reasonably obtained after making due and appropriate inquiry) of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination must be effective no later than thirty (30) days following the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 7(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) and Section 7(g) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 7(e) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Accrued Rights and the Severance Benefits.

(f) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 7(f), Executive shall be entitled only to the Accrued Rights. In the event of termination of Executive’s employment under this Section 7(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination or remove him from any officer or director positions without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 7(f) and Section 14, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (d) or (e) of this Section 7 (other than the Accrued Rights) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder, or such shorter period as the Company may provide. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day (or shorter) period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims, shall not be made until the first regularly scheduled payroll date whose cutoff date follows such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(h) Notice of Termination. Any written notice of termination given under Section 7 of this Agreement shall be provided to the other party in accordance with Section 18 of this Agreement. In addition, any written notice pertaining to a termination by the Company for Cause or by Executive for Good Reason shall meet the requirements of a Notice of Termination (as defined in this paragraph). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) the Date of Termination (as defined below).

(i) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, the date of expiration of the cure period, if any, set forth in Section 7(c), (ii) if Executive’s employment is terminated by Executive for Good Reason, thirty (30) days following the date of expiration of the cure period specified in Section 7(e) or such earlier date (after the cure period) as Executive’s termination is final, (iii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination or such later date specified by the Company, (iv) if Executive voluntarily resigns without Good Reason, the date at least thirty (30) days after Executive notifies the Company, subject to the Company’s right to accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason as provided in Section 7(f), (v) if Executive’s employment is terminated by reason of death, the date of death of Executive, or (vi) if Executive’s employment is terminated by the Company due to Disability, the date specified by the Company.

Section 8. Certain Payments.

(a) In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this section, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of this Section 8, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

(b) Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 shall be made by an independent advisor designated by the Company and reasonably acceptable to Executive (“Independent Advisor”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Advisor shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Advisor such information and documents as Independent Advisor may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Advisor may incur in connection with any calculations contemplated by this Section. The reduction of the Payments payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 7(d)(ii), second by reducing the Pro Rata Bonus, third by reducing COBRA reimbursement under Section 7(d)(vi) and lastly by reducing any other Payments in a manner determined by the Company, in consultation with Executive.

(c) If, notwithstanding any reduction described in Section 8 (or in the absence of any such reduction), the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the excise tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8, Executive shall pay the Excise Tax.

Section 9. Restrictive Covenants.

Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees, as a condition of Executive’s initial and continued employment with the Company, to be bound by and comply with the Restrictive Covenants contained in Appendix B attached hereto and incorporated by reference herein. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1 of Appendix B (or a material breach or material threatened breach of any of the provisions of Section 2 of Appendix B of this Agreement) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law and in addition to cessation of payments described in the last paragraph of Section 7(d), the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in Appendix B shall be in addition to, and not in lieu of, any other similar restrictive covenants contained in any other agreement between Executive and any member of the Company Group.

Section 10. Representations and Warranties of Executive.

Executive represents and warrants to the Company that:

(a) Executive has had the opportunity to consult with, and is represented by, his own tax and legal advisor(s) in connection with the negotiation and preparation of this Agreement;

(b) Executive is entering into this Agreement voluntarily and that, to the best of his knowledge, his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(c) To the best of his knowledge, Executive has not violated, and in connection with his becoming employed or remaining employed with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(d) In connection with his employment with the Company, Executive will not knowingly use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary:

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code). If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended (but not guaranteed by the Company) to avoid the incurrence by Executive of any such additional tax or interest.

Section 13. Successors and Assigns; No Third-Party Beneficiaries.

(a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, division or subsidiary, as applicable, without Executive’s consent. Other than with respect to equity compensation issued by the Current Parent, the Company shall have the sole obligation or liability with respect to any compensation (whether due but unpaid or not yet due) to Executive, and, with respect to such equity compensation from the Current Parent, all obligations will be assumed by the Company or otherwise treated as provided in connection with the Spinoff.

(b) Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.

(c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or Section 13(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 14. Disputes; Legal Fees.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in the courts of the State of Delaware or if appropriate, a federal court located in the State of Delaware (which courts, for purposes of this Agreement and the Release of Claims, are the only courts of competent jurisdiction). The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts (or federal courts) of the State of Delaware in any action or proceeding brought with respect to or in connection with this Agreement. In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute, in the event that Executive substantially prevails in such contest or dispute. Any reimbursements that become payable pursuant to the preceding sentence shall be paid within 15 days following receipt of an appropriately detailed invoice.

(b) Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or Executive shall be reimbursed for Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $20,000.00, provided that any such payment shall be made within thirty (30) days following the Initial Commencement date.

Section 15. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Compensation Committee and the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17. Governing Law; Waiver of Jury Trial.

THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 18. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office to the attention of the General Counsel, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20. Entire Agreement.

This Agreement, together with any exhibits and appendices attached hereto and any equity award grants referenced herein to be made by the Company to Executive, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 21 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HILTON WORLDWIDE, INC.

/s/ Matthew W. Schuyler
Matthew W. Schuyler
Executive Vice President and Chief Human Resources Officer

EXECUTIVE

/s/ Thomas J. Baltimore, Jr.
Thomas J. Baltimore, Jr.

SCHEDULE I

Board Service

Duke Realty Corporation (NYSE: DRE)

Prudential Financial Inc. (NYSE: PRU)

APPENDIX A

Definitions

(a) “Accrued Rights” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any accrued but unpaid Annual Bonus that is required to be paid in accordance with the terms of the Annual Bonus Plan, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iv) any benefits provided under the Company’s employee benefit plans or any incentive plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d) “Base Salary” shall mean the salary provided for in Section 4(a).

(e) “Board” shall mean the Board of Directors of Hilton Worldwide Holdings, Inc. until the Spinoff Date and the Board of Directors of the Company thereafter.

(f) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive (or Executive’s inability, as a result of circumstances described in clause (v) of this definition) to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive, or at his direction, (v) Executive’s conviction of, indictment for, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge involving moral turpitude that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in injury to the reputation or business of the Company or any other member of the Company Group, (vi) any violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, which causes material harm to the Company (vii) Executive’s material breach of this Agreement or breach of the Restrictive Covenants contained in Appendix B or any other similar restrictive covenants contained in any other agreement between Executive and any member of the Company Group, or (viii) Executive’s breach of the representations in Sections 10(b)-(d) or any action taken during employment that violates such representations as though such representations had been made immediately after such action; provided that, for the avoidance of doubt, the adverse performance of the Company alone (other than as a result of, arising out of or in connection with circumstances described in clauses (i) through (vii), inclusive, of this definition) shall not constitute grounds for termination of Executive’s employment for Cause.

For purposes of this Section (f), no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that

Executive’s action or omission was in the best interests of the Company. Any action or inaction of Executive taken in reliance on the advice of the Company’s legal counsel shall be considered to have been taken or not taken in good faith, and not in bad faith.

(g) “Change in Control” shall have the meaning assigned to such term in the Hilton Worldwide Holdings, Inc. 2013 Omnibus Incentive Plan, as amended from time to time (or any successor plan).

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Company Group” shall mean the Company together with any of its direct or indirect subsidiaries.

(k) “Compensation Committee” shall mean the committee (of the applicable Board) designated to make compensation decisions relating to senior executive officers of the Company.

(l) “Delay Period” shall have the meaning set forth in Section 12 hereof.

(m) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, with reasonable accommodation to the extent required by applicable law, the performance of Executive’s duties for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Excise Tax” shall have the meaning set forth in Section 8 hereto.

(p) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof (providing that his remaining Executive Adviser-Real Estate of the Company and not being promoted to Chief Executive Officer of the Company shall not be material diminution unless and until the Spinoff occurs and he is not promptly thereafter promoted to Chief Executive Officer), (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Target Annual Bonus opportunity set forth in Section 4(b) hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of Executive’s principal place of employment by more than fifty (50) miles from the Company’s headquarters, or such other place of employment at which Executive has agreed to be based, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered

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by clause (i), (ii), or (iii) above). Executive acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 7(e) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(q) “Independent Advisor” shall have the meaning set forth in Section 8 hereto.

(r) “IRS” shall have the meaning set forth in Section 8 hereto.

(s) “Notice of Termination” shall have the meaning set forth in Section 7(h) hereto.

(t) “Payments” shall have the meaning set forth in Section 8 hereto.

(u) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Pro Rata Bonus” shall have the meaning set forth in Section 7(b) hereof.

(w) “Reduced Amount” shall have the meaning set forth in Section 8 hereto.

(x) “Release of Claims” shall mean Executive’s release of claims, confirmation of continued compliance with restrictive covenants, and post-employment cooperation on a form with customary terms to be supplied by the Company at or promptly following the Date of Termination.

(y) “Repayment Amount” shall have the meaning set forth in Section 8 hereto.

(z) “Restrictive Covenants” shall mean the restrictive covenants contained in Appendix B attached hereto.

(aa) “Severance Benefits” shall have the meaning set forth in Section 7(g) hereof.

(bb) “Target Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(cc) “Term of Employment” shall mean the period specified in Section 2 hereof.

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APPENDIX B

Restrictive Covenants

1. Non-Competition; Non-Solicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i) During Executive’s employment with the Company or its subsidiaries and for a period of the greater of 18 months following the date Executive ceases to be employed by the Company or its subsidiaries (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Executive (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) enter the employ of, or render any services to, a Core Competitor, except where such employment or services do not relate in any manner to the Business;

(B) acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix B, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Core Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During Executive’s employment with the Company Group and for a period of the 18 months from the date Executive ceases to be employed by the Company or its subsidiaries, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire any executive-level employee who was employed by the Restricted Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company; or

(C) encourage any material consultant of the Restricted Group to cease working with the Restricted Group.

(v) For purposes of this Appendix B:

(A) “Restricted Group” shall mean, collectively, the Company and its subsidiaries and, to the extent engaged in the Business, their respective affiliates.

(B) “Business” shall mean the business of lodging real estate and acquiring controlling investments in owning, operating, and managing hotel and lodging properties.

(C) “Core Competitor” shall mean any major lodging real estate company or global hotel brand engaged in the Business.

(b) Non-Disparagement. Executive will not at any time (whether during or after Executive’s employment with the Company Group) make public statements or public comments intended to be (or having the effect of being) of a defamatory or disparaging nature regarding (including, without limitation, any statements or comments, whether in person, radio, television, film, social media or otherwise, that are (i) likely to be harmful to the business, business reputation or personal reputation of or (ii) for, on behalf of or in association with any trade, industry, activist or other advocacy group that has, at any time, made adverse or critical statements in relation to) the Company or any of its subsidiaries or affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Executive’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph). The Company (via any official statement) shall not, and shall instruct its executive officers and directors to not, at any time make any public statements or public release which is intended to be (or having the effect of being) of defamatory or disparaging nature regarding Executive’s reputation in the business community (it being understood that comments made by the Company in the good faith and in ordinary course of business shall not be deemed disparaging or defamatory for purposes of this paragraph). Notwithstanding anything in this Section 1(b), either Executive or the Company (including its officers and directors) shall be permitted to (x) provide a reasonable and truthful response to or statement to defend itself or him/herself against any public statement made by the Company or Executive, as applicable, that is incorrect or disparages such person, to the extent necessary to correct or refute such public statement and (y) provide truthful testimony in any legal proceeding or process. For the

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avoidance of doubt, and notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from communicating with a government agency, regulator or legal authority concerning any possible violations of federal or state law or regulation prevent or limit Executive from discussing his terms and conditions of employment. Nothing in this Agreement, however, authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege, unless disclosure of the information would otherwise be permitted by an applicable law or rule.

(c) It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix B is an unenforceable restriction against Executive, the provisions of this Appendix B shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix B is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e) The provisions of Section 1 hereof shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company Group) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, and safety practices, protocols, policies, or procedures — concerning the past, current or future business, activities and operations of

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the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation of which Executive has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Appendix B. This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b) Intellectual Property.

(i) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment and in which Executive has exclusive, unfettered ownership (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights

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(including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing. Executive also waives any moral rights to Prior Works and Company Works.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version from time to time previously disclosed to Executive.

(v) The provisions of Section 2 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

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